Exhibit 15.2

April 1, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Navigator Holdings Ltd. and, under the date of April 1, 2019 we reported on the consolidated financial statements of Navigator Holdings Ltd. as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On December 6, 2018, we were notified that Navigator Holdings Ltd. engaged Ernst & Young LLP as its principal accountant for the year ended December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Navigator Holdings Ltd.’s consolidated financial statements as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our reports thereon. We have read Navigator Holdings Ltd.’s statements included under Item 16F of its Form 20-F dated April 1, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Navigator Holdings Ltd.’s statement that the change was approved by the Board of Directors.

Very truly yours.

/s/ KPMG LLP